INTELLIGENT DECISION SYSTEMS, INC.








                                    FORM S-8
                             REGISTRATION STATEMENT









                                 Exhibit No. 4.4




                Employment Contract Modification and Settlement Agreement


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



            Employment Contract Modification and Settlement Agreement


         This agreement is made this 7th day of March, 1997 between Intelligent Decision Systems, Inc. (hereafter "IDS") and Eugene Feher, Jon Preiser and Scott Preiser (hereafter "Employees").

         WHEREAS, IDS entered into employment agreements with the Employees on June 28, 1996 ("Employment Agreements").

         WHEREAS, as part of the compensation package the Employees were each granted 14,275 shares of IDS common stock, 90,000 warrants to purchase IDS common stock and 25,000 options to purchase IDS common stock. The Employment Agreements were silent as to registration of the above shares and the shares underlying the warrants and options and a dispute arose as to whether the shares should have been registered.

         WHEREAS, it has been agreed between the Employees and IDS that IDS shall grant 40,000 additional Options to each of the Employees, register the shares underlying said Options and register the 14,275 shares owned by each of the Employees and the Employees will accept such action as full satisfaction and discharge of the claims and disputes made by the Employees regarding their Employment Agreements.

     NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES, and the mutual covenants of the parties hereto and other good and valuable consideration had and received by each of the parties to this settlement agreement, receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:


         1. IDS shall issue to each of the Employees a Non-Statutory Option Agreement to purchase 40,000 shares of IDS's common at an exercise price of $1.22 which shall expire on June 27, 2001 and further, IDS shall register under the Securities Act of 1933, as amended, under cover of a registration statement on Form S-8, the shares underlying said Non-Statutory Option Agreements and the 14,275 shares of common stock owned by each of the Employees.

         2. The Employees agree to accept said Non-Statutory Option Agreements in full settlement of the claims made by Employees against IDS relating to the Employees' Employment Agreements and the Employees shall release and forever discharge IDS from all sums of money, debts, accounts, actions, proceedings and demands which Employees had or have against IDS arising from their Employment Agreements.


INTELLIGENT DECISION SYSTEMS, INC.           EMPLOYEES

By:  /s/ Mark A. Babin                       /s/ Eugene Feher
    ------------------------------           ----------------------------------
    Mark A. Babin, President                 Eugene Feher


                                             /s/  Jonathan Preiser
                                             ----------------------------------
                                             Jonathan Preiser


                                             /s/  Scott Preiser
                                             ----------------------------------
                                             Scott Preiser



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